Exhibit 4.16.1

SCHEDULE OF INTRA-GROUP MEMORANDA OF UNDERSTANDING BETWEEN CERTAIN PRC SUBSIDIARIES OF SOUFUN HOLDINGS LIMITED AND A CONSOLIDATED CONTROLLED ENTITY

	Date of Memorandum	Party A	Party B
1.	February 15, 2008	Beijing SouFun Network Technology Co., Ltd.	Shanghai China Index Consultancy Co., Ltd.
2.	February 15, 2008	Beijing SouFun Network Technology Co., Ltd.	Shanghai SouFun Advertising Co., Ltd.
3.	February 15, 2008	Beijing SouFun Network Technology Co., Ltd.	Beijing China Index Information Co., Ltd.
4.	February 15, 2008	Beijing SouFun Network Technology Co., Ltd.	Beijing SouFun Science and Technology Development Co., Ltd.
5.	February 15, 2008	Beijing SouFun Network Technology Co., Ltd.	Tianjin Jia Tian Xia Advertising Co., Ltd.
6.	February 15, 2008	Beijing SouFun Network Technology Co., Ltd.	Shanghai Jia Biao Tang Real Estate Broking Co., Ltd.
7.	February 15, 2008	Beijing SouFun Network Technology Co., Ltd.	Beijing SouFun Internet Information Service Co., Ltd.

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